RESEARCH SUPPORT AGREEMENT
RELATING TO
	WORLDWIDE HEALTH SCIENCES PORTFOLIO


       This RESEARCH SUPPORT AGREEMENT
(the "Agreement") effective this 1st day of July, 2016 is between Eaton Vance Management, a
Massachusetts business trust (the "Adviser"), and OrbiMed Advisors LLC, a Delaware limited liability company ("OrbiMed").

       WHEREAS, Worldwide Health Sciences
Portfolio (the "Portfolio") is registered under the Investment Company Act of 1940, as amended (the
"1940 Act"), as an open-end, management
investment company;

       WHEREAS, the Portfolio is a master fund in a master feeder structure whereby, among other potential investors, one or more investment companies registered with the Securities and Exchange Commission (the "SEC") may invest its assets in the Portfolio (each, a "Feeder Fund");

       WHEREAS, pursuant to an Investment
Advisory Agreement dated July 1, 2016 (the
"Advisory Agreement"), a copy of which has been provided to OrbiMed, the Portfolio has retained the Adviser to render investment advisory and management services to the Portfolio as described more fully in the Advisory Agreement;

       WHEREAS, OrbiMed employs scientific,
medical, investment and other professionals in various locations globally to engage in investment research and analysis of health sciences companies and the health care sector; and

       WHEREAS, OrbiMed is willing to provide
research services described herein to the Adviser with respect to the Portfolio's investment program, and the Adviser desires that OrbiMed provide such research services to the Adviser under this Agreement.

       NOW, THEREFORE, in consideration of the
promises and mutual covenants herein contained, it is agreed between the Adviser and OrbiMed as follows:

       1.	Research Services.  OrbiMed
hereby agrees to provide to the Adviser its views and opinions on issues relating to the management of the Portfolio, including, but not limited to, the following: (i) prospects for individual public companies in the healthcare sector and the attractiveness of their securities as investments; (ii) regulatory developments affecting and potentially affecting healthcare companies; (iii) medical discoveries and advancements; (iv) industry trends;
(v) regional/country preferences; (vi) sub-sector preferences; (vii) reports on recent interactions with management of healthcare companies; (viii) company valuations; (ix) pre-initial public offering due diligence; (x) matters relating to portfolio construction; and (xi) such other matters as the Adviser may reasonably request ("Research
Information", and the provision of such Research
Information by OrbiMed to the Adviser, the "Research Services"). Research Information may be delivered by OrbiMed to the Adviser and persons affiliated with the Adviser providing portfolio management services to the Portfolio through periodic meetings or individual consultations (either in person or via teleconference), and may include written and oral reports and analyses.

       OrbiMed and the Adviser agree that (1) in Research Information that OrbiMed provides to the Adviser, OrbiMed will not include any information regarding a health sciences company with respect to which information OrbiMed has a legal or contractual obligation of confidentiality and (2) where a health sciences company is the subject of a specific Research Information question or request from the Adviser and OrbiMed has a representative on such company's board of directors, OrbiMed will disclose that relationship to the Adviser. In addition, the Adviser agrees that it will not disclose any non-public information regarding the Portfolio to OrbiMed.

	The parties acknowledge that the Adviser
has sole responsibility for determining the securities
and other investments to be acquired, disposed of
or exchanged by the Portfolio and for implementing
the Portfolio's investment program, and OrbiMed
shall have no responsibility for such matters.   The
parties further agree that OrbiMed will be an independent contractor and will have no authority to act for or represent the Portfolio or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Portfolio and Adviser.

       2. 	Compliance.  As required by Rule
206(4)-7 under the Investment Advisers Act of 1940
(the "Advisers Act"), OrbiMed has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement ("OrbiMed Procedures") and has designated a chief compliance officer ("CCO") responsible for administering OrbiMed Procedures.

       OrbiMed shall perform its duties hereunder in accordance with (i) the 1940 Act and all rules and regulations thereunder; (ii) all other applicable federal and state laws and regulations; and (iii) any procedures adopted by the Board of Trustees of the Portfolio (the "Board") and reasonably deemed applicable by the Adviser to OrbiMed relative to the services it provides under the Agreement (provided that OrbiMed has been or will be provided by the Adviser with a copy of any current or future procedures and has been provided with a reasonable period of time to understand and adapt to such procedures) (the "Portfolio Procedures").
Prior to the Effective Date (as defined below), the Adviser shall inform OrbiMed in writing of the Portfolio Procedures then in existence to which OrbiMed will be subject and will also specify compliance reporting obligations of OrbiMed to the Adviser and the Portfolio's CCO. The parties acknowledge that changes in regulations and regulatory guidance may result in new or altered
Portfolio Procedures and, in such event, the Adviser will inform OrbiMed of any such new or altered Portfolio Procedures to which it will be subject. The Adviser agrees that, provided it is within its ability, it will allow for a reasonable implementation period for any such revised
Portfolio Procedures and OrbiMed agrees it will make a reasonable effort to implement any such revised Portfolio Procedures within such implementation period, provided that doing so would not cause OrbiMed to incur additional significant fees or expenses or otherwise conflict with OrbiMed's Procedures.

       OrbiMed will provide the Adviser and/or the Portfolio and their respective CCOs with such written compliance reports relating to the operations and compliance procedures of OrbiMed relevant to the Portfolio as may be required by law or regulation or otherwise as the Adviser may reasonably request from time to time. Such written compliance reports may include responses to questions regarding material breaches of Portfolio
Procedures, OrbiMed Procedures related to the Research Services or material violations of applicable laws or regulations (including the 1940
Act) relating to the Portfolio.

       OrbiMed will maintain all books and records with respect to the Research Information as may be required of an investment adviser to a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder.
OrbiMed agrees that it shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement and any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

       3.	Expenses.  During the term of this
Agreement, OrbiMed will pay all expenses incurred by it and its staff and for their activities in connection with its duties under this Agreement, including, but not limited to, rental and overhead expenses, expenses of OrbiMed's personnel, insurance of OrbiMed and its personnel, and taxes of OrbiMed. The Adviser and the Portfolio shall be responsible for all expenses of the respective operations including, without limitation, those described in the Advisory Agreement.

       4.	Compensation.  For the services
provided to the Adviser, the Adviser will pay
OrbiMed the compensation described on Schedule
A. The Adviser is solely responsible for the payment of fees to OrbiMed, and OrbiMed agrees to seek payment of its fees solely from the Adviser.
The Portfolio shall have no liability for OrbiMed's fees hereunder.

       5.	Limitation of Liability of OrbiMed.  In
the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of OrbiMed, OrbiMed shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the Adviser's acquisition, holding or disposition of any security or other investment based on the services provided by OrbiMed under this Agreement.

	6.  	Use of Names.  It is understood that
the names "OrbiMed", "OrbiMed Advisors LLC" or any derivative thereof or logos associated with those names are the valuable property of OrbiMed and its affiliates. For so long as this Agreement remains in effect, the Adviser or its affiliates will have the right to use such names (or derivatives or logos) in, but only in, regulatory filings and offering and sales materials of the Portfolio and any Feeder
Funds (if applicable) substantially in accordance with past practice between the Parties. Any other use shall require approval in advance from the OrbiMed. Upon termination of this Agreement, the Portfolio and any Feeder Funds (if applicable) shall as soon as is reasonably possible cease to use such names (or derivatives or logos), except to the extent that the Adviser is required to provide a description of any party responsible for historical performance or disclose prior Portfolio service providers in regulatory filings.

	 It is further understood that the names
"Eaton Vance Management" or any derivative thereof or logos associated with those names are the valuable property of the Adviser and its affiliates and that OrbiMed has the right to use such names
(or derivatives or logos) in client lists or similar marketing materials. Any other use shall require approval in advance from the Adviser. Upon termination of this Agreement OrbiMed shall as soon as is reasonably possible cease to use such names (or derivatives or logos).

       7.	Services to Other Clients. 	Except
as may otherwise be agreed, the services of OrbiMed rendered under this Agreement are not to be deemed to be exclusive, OrbiMed being free to render services to others and engage in other business activities. OrbiMed and the Adviser acknowledge that OrbiMed provides advice and research to its clients and accounts ("Clients") that are specific to the service requirements and investment mandates of each such Client. As such, it is possible that OrbiMed's views as expressed to one Client versus another Client may differ or conflict. In such cases, OrbiMed will endeavor to act in accordance with its duties to each such Client. In addition, OrbiMed's management of its Clients' portfolios may affect the nature and/or limit the extent of the Research
Information OrbiMed can provide to the Adviser with respect to particular companies, including, without limitation, where OrbiMed has received confidential information regarding a company or has a representative on the company's board of directors.

	8.	Duration and Termination.  This
Agreement shall become effective upon the date first stated above (the "Effective Date"), subject to the condition that the Portfolio's Board, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Adviser or OrbiMed (the "Independent
Trustees"), and a majority of the outstanding voting securities of the Portfolio, shall have approved this Agreement in the manner required by the 1940 Act.

	Unless terminated as herein provided, this Agreement shall remain in full force and effect for five years and may be continued thereafter upon the mutual agreement of the parties (the "Term" and the date on which the Agreement terminates, the "Termination Date"), provided that after one (1) year from the Effective Date it is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio and (ii) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

	Notwithstanding the foregoing, this
Agreement may be terminated by the Adviser prior to the Termination Date upon the occurrence of any of the following: (i) the removal, resignation or replacement of the Adviser as investment adviser to the Portfolio; (ii) the appointment of a non-EVM affiliated sub-adviser to oversee the day-to-day management of the Portfolio; or (iii) a material breach by OrbiMed of this Agreement, including but not limited to the failure by OrbiMed to perform its specified duties and responsibilities hereunder, provided, that the Adviser has given OrbiMed written notice of such breach and OrbiMed has not cured the breach within 30 days of OrbiMed's receipt of such notice.

	In addition, the Agreement may be
terminated by the Board or a majority of the outstanding voting securities of the Portfolio upon 60 days' prior written notice to the Adviser and OrbiMed without payment of any penalty by the Portfolio, or by OrbiMed upon 60 days' prior written notice, provided, however, that OrbiMed may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser, in the event either OrbiMed (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment services pursuant to this Agreement.

	This Agreement shall automatically
terminate in the event of its assignment (as such term is described in the 1940 Act) and OrbiMed shall notify the Adviser if OrbiMed has determined to proceed with any such assignment. In such event, the Adviser agrees that, so long as OrbiMed is not in breach of this Agreement and continues to be capable of providing the services under this Agreement, it will propose to the Board a new
Research Support Agreement between the Adviser and OrbiMed on substantially similar terms as set forth herein. If Portfolio and/or Feeder Fund shareholder approval of such new Research
Support Agreement is required, the Adviser also will prepare the required proxy materials and oversee the proxy solicitation to approve the new
Research Support Agreement. OrbiMed agrees it will be responsible for any third-party costs in connection with any proxy solicitation precipitated by its assignment of this Agreement.

       9.	Notices.  Any notice must be in
writing and shall be sufficiently given (i) when delivered in person; (ii) when dispatched by electronic mail or electronic facsimile transfer
(confirmed in writing by postage prepaid first class air mail simultaneously dispatched); (iii) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service); or (iv) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:	If to OrbiMed:
Eaton Vance Management	OrbiMed Advisors LLC
Two International Place	601 Lexington Avenue, 54th Floor
Boston, MA 02110	New York, NY 10022
Attn: Chief Legal Officer	Attention:  General Counsel



       10.	Amendments of the Agreement.
This Agreement may be amended by a writing signed by all parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Portfolio.

	11.	Limitation of Liability.  OrbiMed
expressly acknowledges the provision in the
Declaration of Trust of the Adviser limiting the
personal liability of the Trustee and officers of the
Adviser, and OrbiMed hereby agrees that it shall
have recourse to the Adviser for payment of claims
or obligations as between the Adviser and OrbiMed
arising out of this Agreement and shall not seek
satisfaction from any Trustee or officer of the
Adviser.
       12.	Certain Definitions.  The terms
"assignment" and "interested persons" when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities" shall mean the vote, at a meeting of Holders, of the lesser of (a) 67 per centum or more of the Interests in the Portfolio present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Portfolio are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Interests in the Portfolio. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Portfolio.

       13.	Miscellaneous.  This Agreement
shall be governed by the laws of the
Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof.

The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

Nothing herein shall be construed as constituting
OrbiMed as an agent or co-partner of the Adviser, or constituting the Adviser as an agent or co-partner of OrbiMed.

This Agreement may be executed in counterparts.

[Signature page follows]



       IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be executed on the day and year first above written.

Eaton Vance Management

By: /s/ Maureen A. Gemma
Name: Maureen A. Gemma
Title:    Vice President

OrbiMed Advisors LLC

By: /s/ Samuel D. Isaly
Name: Samuel D. Isaly
Title:    Managing Member




SCHEDULE A

For the services rendered under this Agreement, OrbiMed is entitled to receive from the Adviser a fee computed daily and payable monthly equal to the following asset-based fee (the "Base Fee") as adjusted by the performance-based adjustment set forth below:

Base Fee:

Average Daily Net Assets 	Annual Fee Rate
Up to $500 million	0.100%
$500 million but less than $1 billion	0.092%
$1 billion but less than $1.5 billion	0.083%
$1.5 billion but less than $2 billion	0.075%
$2 billion but less than $2.5 billion	0.068%
$2.5 billion and over	0.068%



The Portfolio's net asset value shall be computed in accordance with the Declaration of Trust of the Portfolio and any applicable votes and determinations of the Trustees of the Portfolio.

For purposes of determining the Base Fee, the applicable Annual Fee Rate will increase or decrease proportionately with (i) any increase or decrease in the base fee paid to the Adviser pursuant to the terms of the Advisory Agreement;
(ii) the addition of, or any increase or decrease in, any other fees paid to the Adviser for providing investment advisory, investment management or similar services to the Portfolio; or (iii) any changes in net amounts paid to the Adviser by the Portfolio pursuant to a fee reduction agreement or expense reimbursement agreement entered into between the Adviser and the Portfolio. A decrease that effectively constitutes or is associated primarily with re-characterization or re-denomination of revenue paid by the Portfolio to the Adviser (e.g., from advisory to administrative) will not be treated as a decrease for purposes of the foregoing.

Performance-Based Adjustment: Over the first three years of the Term of this Agreement (the
"Three-Year Term"), OrbiMed will receive a portion of the performance fee paid to the Adviser pursuant to the Advisory Agreement (the "Performance
Fee"), based on the aggregate "in-the-money" amount of relative performance of the Portfolio attributable to OrbiMed's tenure as investment adviser of the Portfolio. By way of example, if OrbiMed's tenure as investment adviser accounts for 90% of the outperformance for a given 36-month Performance Fee measurement period,
OrbiMed would receive 90% of the Performance
Fee paid by the Portfolio with respect to such Performance Fee measurement period. If there is no Performance Fee paid by the Portfolio for a given measurement period, OrbiMed shall receive no Performance Fee (regardless of OrbiMed's past performance). If Performance Fees are paid
(versus received) by the Adviser for a given
Performance Fee measurement period, OrbiMed would participate in payments made, proportional to the contribution of OrbiMed's tenure as investment manager to the aggregate underperformance over such Performance Fee measurement period. After the Three-Year Term, OrbiMed shall not participate in performance fees received or paid.

The foregoing obligation of the Adviser to pay
OrbiMed the specified portion of the Performance
Fee will survive any termination, other than a
termination initiated by OrbiMed or a termination for
an uncured material breach as set out in Section 8
of this Agreement, and will continue to be in effect
for the relevant remainder of the Three-Year Term,
provided that the Adviser as investment adviser to
the Portfolio continues to be entitled to collect the
portion of the Performance Fee attributable to
OrbiMed's tenure as investment adviser to the
Portfolio under the terms of the Advisory
Agreement.
13
EXECUTION VERSION